Exhibit 5.1

[Weil, Gotshal & Manges LLP Letterhead]

March 28, 2011

sanofi-aventis

174, avenue de France

75013 Paris – France

Re:	Registration Statement on Form F-4 by sanofi-aventis

Ladies and Gentlemen:

We have acted as counsel to sanofi-aventis, a French société anonyme (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form F-4, Registration No. 333-172638 (the “Registration Statement”) with respect to Contingent Value Rights (“CVRs”) of the Company to be issued under a Contingent Value Rights Agreement (the “CVR Agreement”), by and between the Company and American Stock Transfer & Trust Company, LLC (the “Trustee”).

The CVRs are being offered as partial consideration for outstanding shares of common stock of Genzyme Corporation (“Genzyme”) pursuant to the terms and subject to the conditions of the Agreement and Plan of Merger, dated as of February 16, 2011 (the “Merger Agreement”), by and among the Company, GC Merger Corp., a Massachusetts corporation and wholly-owned subsidiary of the Company (“Merger Sub”), and Genzyme.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Merger Agreement, the Registration Statement, the form of CVR Agreement, the form of Global Security set forth in the CVR Agreement and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to all sanofi-aventis

March 28, 2011

questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company. We have assumed that the CVR Agreement and the CVRs will be executed and delivered substantially in the form examined by us. We have assumed that the Company is validly existing and has the power and authority to enter into the CVR Agreement and issue the CVRs, and further that the execution, delivery and performance of the CVR Agreement and the execution, delivery and issuance of the CVRs by the Company have been duly authorized by all necessary corporate action on the part of the Company. In addition, we have assumed that the CVR Agreement will have been executed and delivered by the Company and will have been authorized, executed and delivered by the Trustee, and the CVR Agreement will constitute a valid and binding obligation of the Trustee in accordance with its terms.

Based on the foregoing and subject to the qualifications stated herein, we are of the opinion that when executed by the Company in accordance with the terms of the CVR Agreement (assuming the due authentication, as applicable, of the CVRs by the Trustee in accordance with the CVR Agreement), and delivered pursuant to the terms and subject to the terms of the Merger Agreement, the CVRs will be validly issued and will constitute the legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

The opinion expressed herein is limited to the laws of the State of New York. We express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to any and all references to our firm under the caption “Legal Matters” in the Prospectus/Offer to Exchange that is part of the Registration Statement.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP

Weil, Gotshal & Manges LLP